UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2014 (September 5, 2014)

ARC Realty Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55188	46-1406086
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 5, 2014, ARC Realty Finance Trust, Inc. (the “Company”), through its indirect wholly-owned subsidiary, ARC RFT BB Loan, LLC (the “Seller”), entered into a Master Repurchase Agreement (the “Barclays Repo Facility”) with Barclays Bank PLC. The Barclays Repo Facility provides up to $150.0 million in advances, subject to adjustment, which the Company expects to use to finance the acquisition or origination of eligible loans, including first mortgage loans, senior notes and senior participation interests therein.

Advances under the Barclays Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.00% to 2.50%, depending on the attributes of the purchased assets. The initial maturity date of the Barclays Repo Facility is September 4, 2015, with four successive six-month extension periods at the Company’s option, which may be exercised upon the satisfaction of certain conditions. The Barclays Repo Facility acts in the manner of a revolving credit facility that can be repaid as the Company’s assets are paid off and re-drawn as advances against new assets.

In connection with the Barclays Repo Facility, the Company entered into a Guaranty (the “Guaranty”) under which the Company agreed to guarantee certain obligations of the Seller under the Barclays Repo Facility.

The Barclays Repo Facility and the Guaranty contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type, and the Barclays Repo Facility contains financial and other covenants applicable to the Seller. In addition, the Guaranty contains financial covenants that require the Company to satisfy certain requirements, including those relating to interest coverage, liquidity and total liabilities.

The Company will file the Barclays Repo Facility and the Guaranty with the Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC REALTY FINANCE TRUST, INC.

Date: September 9, 2014	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer